This presentation was given at an information meeting for significant stockholders of ICN in New York City on Thursday 21 September, 2000.

This presentation is available on Special Situations Partners, Inc.'s website: www.ssp-specialsituationspartners.com.

Slide One

                            ICN Pharmaceuticals Inc.

Why are the Stockholders not being allowed to vote on the future of the Company?

                     SSP - Special Situations Partners, Inc.
September 2000


Slide 2

                                   IMPORTANT

Prior to any solicitation of proxies with respect to ICN Pharmaceuticals, Inc. ("ICN"), SSP - Special Situations Partners, Inc. ("SSP") will file with the Securities and Exchange Commission (the "SEC"), and will furnish to security holders of ICN, a proxy statement, which security holders are advised to read as it will contain important information. Security holders may obtain a free copy of such proxy statement (when available) and other related documents filed by SSP and ICN at the SEC's website at www.sec.gov. The proxy statement will also be available from SSP at c/o Fidinam (Monte Carlo) SAM - Monte Carlo Palace, 7 boulevard des Moulins, MC 98000 Monaco or at SSP's website at www.specialsituationspartners.com.

Information concerning the identity of SSP and of each of the executive officers and directors of SSP who may be deemed to be participants in any solicitation by SSP of proxies with respect to ICN, including a description of their direct and indirect interests in ICN, may be obtained from the Schedule 13D, dated November 15, 1999, as amended with respect to ICN filed by SSP with the SEC.


Slide 3


                                I. INTRODUCTION


Slide 4

                                   Who are we?

o SSP is a privately owned investment company, whose Chairman and controlling shareholder is Dr. Tito Tettamanti, a successful Swiss investor and industrialist.

o Our policy is to invest in sound companies which are undervalued by the market and to work with shareholders and management to maximise shareholder value.

o As of today, we are one of the largest shareholders of ICN. We currently own 3.2 million shares (representing 4.0% of the outstanding share capital) and hold call options over an additional 3.5 million shares (representing an additional 4.4%).


Slide 5


                              How do we view ICN?

o Conceptually, ICN can be split into three parts - each corresponding to one of the "building blocks" of ICN's recently announced reorganisation.

o    Each of these building blocks has very different characteristics.


Slide 6


                          How do we view ICN? (cont'd)

1. Ribapharm, which holds ICN's very valuable royalty stream on sales of Rebetron by Schering Plough and which now also houses ICN's new R&D team.

2. ICN International, headquartered in Moscow, which primarily consists of one of the largest pharmaceutical businesses in Eastern Europe - which the market does not appreciate, but which may nonetheless be a valuable asset.

3. The Specialty Pharma business, which is a collection of fairly mature but profitable products, with a strong dermatology franchise, mostly acquired rather than developed in-house.


Slide 7


                         How do we view ICN? (cont'd)

To complete the picture:

o ICN has a small non-strategic subsidiary - ICN Biomedicals - which we understand is slated to be sold.

o Although relatively insignificant in terms of size, ICN Biomedicals could play an important role in a reorganisation.


Slide 8

                                    ICN Today

                                     [CHART]


Slide 9


                                ICN's Share Price

     [GRAPH Comparing ICN stock price to AMEX Pharm Index from 1/97 to 7/00]

o ICN's shares have underperformed the market for two years and there can be little doubt that they are undervalued.

o ICN hired UBS Warburg in February of this year to explore strategic alternatives in order to increase shareholder value.


Slide 10


                   II. THE RESTRUCTURING PLAN PROPOSED BY ICN


Slide 11


                     The restructuring plan proposed by ICN

o On 15 June, ICN announced a strategic reorganisation designed to address the issue of the chronically weak share price.

o ICN's stock price fell by over 20% (from $35 to $27) on the day the plan was announced, and by a further 5% in the following days; over the period the ICN shareholders collectively lost over $ 700 million in value.

o Faced with shareholder criticism, the Board responded by saying the the proposal was made "on the recommendation of its investment bankers". (Source: Bloomberg 30 June, 2000)


Slide 12


                              The market's reaction

           [GRAPH Showing ICN Stock price for the month of June, 2000]

o ICN's stockholders lost $ 700 million in value immediately following the announcement of ICN's plan.

o The price has not recovered despite efforts to make the proposal more attractive to the shareholders.


Slide 13


                          The case of Nycomed Amersham


   [GRAPH Showing Nycomed Amersham Stock price from 1:30 pm on August 4, 2000 to 1:30 pm on August 7, 2000]

o In August this year, Nycomed Amersham announced plans to sell 10% of AP Biotech to the public - in order to enhance its share price. (Source:
     Bloomberg, 7 Aug 2000)

o Nycomed's share price fell sharply on the announcement, despite AP Biotech's anticipated multi-billion dollar market cap. The analogy with ICN is striking.


Slide 14


                               ICN's Plan (con't)

     The Plan proposed by ICN on 15 June 2000 involves the following steps:

o Creation of two new publicly traded subsidiaries: Ribapharm and ICN International.

o Up to 20% of Ribapharm and less than 50% of ICN International to be offered to the public.

o    Cash raised by ICN to be used to reduce debt.

o    Mr. Panic to be Chairman of ICN and the two subsidiaries


Slide 15


                               ICN's Plan (con't)


                                     [CHART]


Slide 16


                     Why did the Board adopt this strategy?


By reorganising into three separate public companies, ICN has indicated that it hopes to unlock the value of the components by:

     o    providing greater transparency; and

     o    creating more focused businesses.

 (Source: ICN press release dated 15 June 2000)


Slide 17


                     Why did the Board adopt this strategy? (cont'd)

o Greater transparency should enable investors to value each of the parts against a universe of comparables.

o Greater focus should improve access to capital since each unit will appeal to different types of investors, both as to geographic preference and as to investment philosophy.

(Source: ICN 2nd Quarter Report rec'd 19 Sept. 2000)

This theory may be convincing -- and is not necessarily incorrect -- BUT ...


Slide 18


                     Why did the market reject ICN's Plan?

     We believe that there is a completely different explanation for ICN's depressed share price:

1. The market is scared of ICN's exposure to Eastern Europe, having been badly burned in the past; and

2. The market is scared that too much power is wielded by the Chairman, without sufficient Board constraint.


Slide 19


                 Why did the market reject ICN's Plan? (cont'd)

                ICN's plan fails to address these two concerns:

1. ICN International will still be consolidated - both for tax and accounting purposes - so the emerging market exposure at the parent company continues to exist.

2. As Chairman of ICN, with its two majority controlled subsidiaries, Mr. Panic will continue to have unfettered control over the whole group.


Slide 20


                     ICN's reaction to shareholder criticism

o    ICN responded by changing the composition of the Board of Ribapharm.

                  Unfortunately, this still misses the point:

o The composition of the Board of Ribapharm is almost irrelevant given that ICN will continue to have majority control.

o A potential bidder for Ribapharm would still have to go to ICN for approval.


Slide 21


                               III. SSP's PROPOSAL


Slide 22


                                 SSP's Proposal

     On 13 June 2000, even before ICN's announcement, SSP wrote to the Board of ICN suggesting a different approach.

o The three "building blocks" are the same, but in SSP's proposal, Ribapharm is the parent and the subsidiaries to be spun off are ICN International and the Specialty Pharma business.

o    As a result, ICN Biomedicals would remain with Ribapharm


Slide 23


                             SSP's Proposal (cont'd)

                                      [CHART]


Slide 24


presenting the same information in a slightly different way ....

                                     [CHART]


Slide 25


                             SSP's Proposal (cont'd)

                                     [CHART]


Slide 26


                             SSP's Proposal (cont'd)

o 100% of the stock of the Specialty Pharma business and of ICN International to be distributed to ICN's shareholders.

o    This would leave ICN shareholders with:

     -    one share in the parent company (effectively Ribapharm and ICN
          Biomedicals)

     -    one share in the Specialty Pharma business; and

     -    one share in ICN International

     for every share of ICN held today.


Slide 27


                             SSP's Proposal (cont'd)

                                     [CHART]


Slide 28


                   This addresses the Shareholders' Concerns

o Shareholders wanting to eliminate the emerging market risk can do so by selling their ICN International shares.

o As completely separate and independent companies, each of the three units can pursue its own destiny.


Slide 29


                   This addresses the Shareholders' Concerns

o With regard to ICN International we believe that certain specialist investors will be attracted by the pure emerging market "play" and that the company would also be of strategic interest to a number of international Pharma groups.

o Free from the constraints of an 80% shareholder, Ribapharm would be free to combine with companies with which it would have true synergies.


Slide 30


               This addresses the Shareholders' Concerns (cont'd)

o We recently met with a Biotech company which has expressed interest in combining with Ribapharm. A combination such as this would, we believe, greatly enhance the credibility of Ribapharm's management team and strengthen its pipeline of new products.

o We believe this would be more attractive to the investment community than Ribapharm on its own, and would generate significantly more value for ICN stockholders.

o In a similar vein, we believe that the Specialty Pharma business will achieve a better valuation on its own.


Slide 31


                      What do ICN's advisors really think?

o ICN has hired UBS Warburg to explore strategic alternatives in order to increase stockholder value. Warburg presented its conclusions to the Board in July.

o ICN's Chairman indicated to us that Warburg's report includes a statement saying that the maximum valuation would be achieved by breaking up ICN into three completely independent companies.

o We were not told what the remainder of the report contains - and could understand that there may be tactical reasons (such as timing) for not pursuing a full breakup - but we fully agree with the above mentioned Warburg statement.


Slide 32


                        IV. ICN's RESPONSE TO SSP's PLAN


Slide 33


                              ICN's Response to SSP


1.   ICN is a sound company reporting record profits for its shareholders.

2.   The Ribapharm IPO will set a market price for Ribapharm.

3. US shareholders could face a tax charge of up to 39% on the spin-off of Ribapharm.

Source: Letter from ICN to SSP dated Aug 28, 2000

                        This entirely misses the point!


Slide 34


                         Why does this miss the point?

1.   We do not question that ICN is a sound company with good prospects.

2. We do not question that Ribapharm is a valuable asset, possibly worth more than the market capitalisation of its parent.

     But then why is this not recognised in the share price?


Slide 35


                     Why does this miss the point? (cont'd)

3. We do not question that substantial tax would be payable if 100% of Ribapharm were to be spun off to ICN's shareholders

     ... but this is not what we are proposing!

     In fact, we are proposing exactly the opposite...


Slide 36


                                 SSP's Proposal

                                     [CHART]


Slide 37


                              Taxation of spin-offs

     In general, under current U.S. law, spin-offs are tax free provided, inter alia, that

o both the subsidiary and the parent have conducted an active trade or business for 5 years; and that

o    each will continue to do so after the spin-off.


Slide 38


                         Taxation of spin-offs (cont'd)

SSP's proposal:

o Based on publicly available information and discussions we have had with ICN representatives, we believe that each of (a) our proposed parent company (Ribapharm plus ICN Biomedicals) and (b) the companies to be spun off (Specialty Pharma and ICN International) should qualify as 5 year businesses.

o Therefore, based on this information, we believe that a full spin-off of Specialty Pharma and ICN International (as per our proposal) should not trigger a tax charge.

o    ICN has not disputed this analysis.


Slide 39


                                   ICN's Plan

                                     [CHART]


Slide 40


                         Taxation of spin-offs (cont'd)

Structure proposed by ICN:

o Under ICN's proposal, the parent company clearly qualifies as an "active trade or business for 5 years", but we believe that Ribapharm, the subsidiary, does not.

o This means that under ICN's current plan there appears to be no prospect of a tax free spin-off of Ribapharm for the next five years.


Slide 41


                                 V. WHAT NEXT?


Slide 42


                                The Ribapharm IPO


o If the Ribapharm IPO goes ahead without modification, shareholders will lose the possibility of a tax-free spin-off of Ribapharm for the next five years.

o This value destruction is not acceptable and at the very least, ICN's shareholders should be allowed to vote on the question.


Slide 43


                                 Mixed Signals?

o   June 15    ICN announces its restructuring plan for minority "carve-outs".

o   July 24    The Chairman leads us to believe that he will promote
               full spin-offs.

o   August 28  ICN announces that it has no intention of changing its restructuring plan.

o   September  Three days later...


Slide 44


                             Mixed Signals? (cont'd)

The Company's position appears to have changed yet again:

     "Panic said ICN would change the structure of the reorganisation by giving shareholders the remaining stakes [in Ribapharm and ICN International] in the form of stock dividends" (LA Times 2 Sept 2000)

     "We are considering the possibility of a tax free spin-off [for Ribapharm]" (2nd Quarter Report rec'd 19 Sept 2000)

     The shareholders have a right to know what ICN's plan really is.


Slide 45

                          The Possibility of a Takeover

o There have been rumours of discussions with interested parties at a very senior level for several months - but nothing has materialised.

o With some encouragement from the Board of ICN, we believe that there would be several parties interested in acquiring ICN and/or its constituent parts
     - at attractive prices


Slide 46


                                   Conclusion

o Given the mixed signals being given by ICN to the market concerning its plans,

o    the very clear signals being given by the market to ICN in response, and

o    the takeover rumours which refuse to disappear .... ICN's Board should now instruct its investment bankers to consider an auction of the Company - as a whole or in parts.


Slide 47


                               Conclusion (cont'd)

o We understand the valuation attached to the shares of ICN in Warburg's July report to the Board was in the range of $35 to $55.

o This is consistent with numerous other valuations published by Wall Street analysts and should represent an achievable target - even prior to the Stockholders Meeting.


Slide 48


                        What actions do we plan to take?

In our letter to Mr Panic dated 24 August 2000 we wrote that, in the absence of progress:

     - we will oppose the IPO of Ribapharm by every means legally available, including challenging its validity in the Courts;

     - if necessary, we may also decide to nominate a slate of directors at the next Annual Stockholders Meeting; and

     - in order to maximise shareholder value, we intend also to invite third parties to submit expressions of interest to acquire or merge with Ribapharm and/or ICN.


Slide 49


                                Useful Addresses

     o Should you wish to contact SSP, you may do so via our website: www.ssp-specialsituationspartners.com

     o    Should you wish to contact ICN, the telephone and fax numbers are 714
          - 545 0100 and 714 - 641 7228 respectively.

     o The names of ICN's directors and details of their other directorships may be found in ICN's proxy statement, available on the SEC website: www.sec.gov.

          We encourage you to communicate your views to any or all of the above.